September 14, 2009

1st United Bancorp, Inc.

One North Federal Highway

Boca Raton, Florida 33432

Re:	1st United Bancorp, Inc. -- Registration Statement on Form S-1 filed on August 26, 2009, as amended on September 4, 2009 and September 14, 2009

Ladies and Gentlemen:

We have acted as counsel to 1st United Bancorp, Inc., a Florida corporation (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1 originally filed with the Commission on August 26, 2009, as thereafter amended on September 4, 2009 and September 14, 2009 (the “Registration Statement”), registering the proposed issuance and sale by the Registrant of up to 16,100,000 shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), including up to 2,100,000 Shares proposed to be issued and sold pursuant to an over-allotment option granted by the Registrant to the several underwriters (the “Underwriters”) named in Schedule I to the underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Registrant and the Underwriters. Following the effectiveness of the Registration Statement, it is our understanding that the Registrant intends to sell the Shares to the Underwriters pursuant to the Underwriting Agreement.

We are members of the Bar of the State of Florida and do not herein express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Florida, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act. This opinion letter has been prepared and is to be construed in accordance with the Report on Standards for Opinions of Florida Counsel dated April 8, 1991, issued by the Business Law Section of The Florida Bar, as updated on September 4, 1998 (the “Report”). The Report is incorporated by reference into this opinion letter. For purposes of construing the Report, the “client” as referenced in the Report is the Registrant.

In rendering the following opinions, we have relied, as to factual matters that affect our opinions, solely on the examination of originals or copies, certified or otherwise identified to our satisfaction of the following documents (collectively, the “Documents”) and the representations and warranties contained in the Documents, and have made no independent verification of facts asserted to be true and correct in those Documents:

(A)	The Registration Statement and related prospectus;

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1st United Bancorp, Inc.

September 14, 2009

(B)	An Officer’s Certificate furnished to us by John Marino, President of the Registrant, dated as of the date of this opinion letter;

(C)	The form of Underwriting Agreement;

(D)	A copy of the Registrant’s Amended and Restated Articles of Incorporation, as amended to date, as filed with the Florida Department of State;

(E)	A copy of the Registrant’s Amended and Restated Bylaws; and

(F)

The form of proposed Resolutions to be adopted by the Registrant’s Board of Directors relating to authorization and approval of the amount, the price, and the issuance of the Shares, which we understand from the Registrant’s Board of Directors will be adopted and become effective prior to the issuance of the Shares.

We have made no investigation or review of any matters relating to the Registrant or any other person other than as expressly listed herein. Without limiting the foregoing, with your approval (i) we have made no examination or investigation to verify the accuracy or completeness of any financial, accounting, statistical or other similar information set forth in the Underwriting Agreement, or with respect to any other accounting or financial matter and accounts, and express no opinion with respect thereto; (ii) except for the corporate documents described under Items D, E and F above, we have not reviewed the minute books, minutes, resolutions, shareholder agreements, voting trusts or other similar agreements, or other corporate documents of the Registrant or any of its shareholders; (iii) we have not verified whether or not all of the steps in the organization, the chain of elections of officers or directors, the issuances and transfers of shares or share certificates, and/or the adoption of and/or amendments to the articles of incorporation and/or the bylaws of the Registrant, or comparable matters applicable at the time of or since the formation of the Registrant were performed in accordance with applicable law in effect when the actions were taken (and taken in a regular and continuous manner), and we have relied on the presumption of regularity and continuity of such steps in rendering our opinions set forth in this letter; and (iv) we have not conducted a search or investigation of the records of any court or governmental authority for litigation, suits, proceedings, orders, judgments, decrees, filings, or otherwise.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth in the Report and/or in this opinion letter, as of the date hereof, we are of the opinion that when (i) final action by or on behalf of the Board of Directors of the Registrant approving the amount, the price, and the issuance of the Shares has been taken and has become effective, (ii) the Registration Statement, as finally amended, has become effective under the Securities Act, (iii) an appropriate prospectus, as finally amended, with respect to the applicable Shares has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations promulgated thereunder, and (iv) the Shares have been issued, delivered and paid for in accordance with the terms and conditions set forth in the Underwriting Agreement as described in the Registration Statement, the Shares will be validly issued, fully paid, and nonassessable.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we assume no obligation to advise you of any changes to the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the prospectus under the caption “Legal

Gunster, Yoakley & Stewart, P.A.

ATTORNEYS AT LAW

1st United Bancorp, Inc.

September 14, 2009

Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

The opinion set forth in this opinion letter is limited to matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly stated. We have assumed no obligation to advise you beyond the opinions specifically expressed herein.

Respectfully submitted,

/s/ Gunster, Yoakley & Stewart, P.A.

MVM/MHN/DCS

Gunster, Yoakley & Stewart, P.A.

ATTORNEYS AT LAW